                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12

                      APPLIED EXTRUSION TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                      APPLIED EXTRUSION TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    (5) Total fee paid:

--------------------------------------------------------------------------------

[ ] Fee paid previously with preliminary proxy materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

--------------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

    (3) Filing Party:

--------------------------------------------------------------------------------

    (4) Date Filed:

================================================================================

[LOGO]

Applied Extrusion Technologies, Inc.
3 Centennial Drive
Peabody, Massachusetts 01960

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               January 30, 2002

                               -----------------


   Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of Applied Extrusion Technologies, Inc. will be held at the 36th Floor Conference Center, Ropes & Gray, One International Place, Boston, Massachusetts at 10:30 a.m. on Wednesday, January 30, 2002 for the following purposes:

    1. To elect two Class I directors.

    2. To transact any other business that may properly come before the Meeting or any adjournment thereof.

   Stockholders of record at the close of business on December 6, 2001 are entitled to notice of and to vote at the Meeting.

   If you are unable to be present personally, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.

                                          By Order of the Board of Directors,

                                          /s/ John R. Dudek
                                          John R. Dudek
                                          Secretary

December 21, 2001

                        ANNUAL MEETING OF STOCKHOLDERS

                               January 30, 2002

                               -----------------
                                PROXY STATEMENT

                               -----------------


   The enclosed form of proxy is solicited on behalf of the Board of Directors of Applied Extrusion Technologies, Inc. ("AET" or the "Company") to be voted at the Annual Meeting of Stockholders (the "Meeting") to be held at the 36th Floor Conference Center, Ropes & Gray, One International Place, Boston, Massachusetts at 10:30 a.m. on Wednesday, January 30, 2002 or at any adjournment thereof. A proxy may be revoked by a stockholder at any time before it is voted (i) by returning to the Company another properly signed proxy bearing a later date,
(ii) by otherwise delivering a written revocation to the Secretary of the Company or (iii) by attending the Meeting or any adjourned session thereof and voting the shares covered by the proxy in person. Shares represented by the enclosed form of proxy properly executed and returned, and not revoked, will be voted at the Meeting.

   The expense of soliciting proxies will be borne by the Company. Officers and regular employees of the Company (who will receive no compensation therefor in addition to their regular salaries) may solicit proxies. In addition to the solicitation of proxies by use of the mails, the Company may use the services of its directors, officers and regular employees to solicit proxies personally and by mail, telephone or telegram from brokerage houses and other shareholders. The Company will also reimburse brokers, banks and other custodians, nominees and fiduciaries and other persons for their reasonable charges and expenses in forwarding soliciting materials to their principals.

   In the absence of contrary instructions, the persons named as proxies will vote in accordance with the intentions stated below. The holders of record of shares of the common stock, $.01 par value (the "Common Stock"), of the Company at the close of business on December 6, 2001 are entitled to receive notice of and to vote at the Meeting. As of that date, the Company had issued and outstanding 12,587,177 shares of Common Stock, each of which is entitled to one vote on each matter to come before the Meeting. This proxy statement and the enclosed proxy are being mailed to Stockholders on the same date as the date of the Notice of Annual Meeting.

   Consistent with state law and under the Company's by-laws, a majority of the shares entitled to vote on a particular matter, present in person or represented by proxy at a meeting, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Meeting will be counted by persons appointed by the Company to act as election inspectors for the Meeting. The majority of votes properly cast shall determine all matters other than elections to office, and the two nominees for election as directors at the Meeting who receive the greatest number of votes properly cast for the election of directors shall be elected directors. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a director, or that reflect abstentions or "broker non-votes" (i.e., shares represented at the Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have or does not exercise the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but abstentions, broker non-votes and proxies that withhold authority to vote will not be counted as votes properly cast for purposes of determining the outcome of voting on any matter.

   The Annual Report to Stockholders for AET's fiscal year ended September 30, 2001 accompanies this proxy statement. The principal executive offices of AET are located at 3 Centennial Drive, Peabody, Massachusetts 01960.

                                  Item No. 1

                             ELECTION OF DIRECTORS

   The persons named in the enclosed proxy intend to vote each share as to which a proxy has been properly executed and returned and not revoked in favor of the election as directors of the two nominees named below, both of whom are currently directors of the Company, unless authority to vote for the election of one or more of such nominees is withheld by marking the proxy to that effect.

   Pursuant to the Company's Restated Certificate of Incorporation, as amended, the Board of Directors is divided into three classes, as nearly equal in number as possible, so that each director will serve for three years, with one class of directors being elected each year. Pursuant to the Restated Certificate of Incorporation and By-laws, the nominees include the two directors standing for reelection and designated as Class I Directors, whose terms expire at the 2002 Annual Meeting. The enclosed proxy cannot be voted for a greater number of persons than two.

   If Item No. 1 is approved, Amin J. Khoury and Mark M. Harmeling will be elected as Class I Directors for a term of three years expiring at the 2005 Annual Meeting, and until their respective successors are elected and shall qualify to serve.

   It is expected that each of the nominees will be able to serve, but if any nominee is unable to serve, the proxies reserve discretion to vote, or refrain from voting, for a substitute nominee or nominees or to fix the number of directors at a lesser number.


NOMINEES

Name, Age (as of December 1, 2001),                                                            Director  Term
Business and Current Directorships                                                              Since   Expires
----------------------------------                                                             -------- -------


AMIN J. KHOURY, 62 -- Founder and Chairman of the Board of Directors of the Company              1986    2002
  since October 1986; from October 1986 to August 1993, Chief Executive Officer of the
  Company; President of the Company from August 1988 through November 1992; Founder and Chairman of the Board of Directors of BE Aerospace, Inc., a manufacturer of aircraft cabin interior products; Member of the Board of Directors of Brooks Automation, Inc., a
  leader in semiconductor tool and factory automation solutions for the global semiconductor industry; and a member of the Board of Directors of Synthes-Stratec, one of the world's leading orthopedic trauma companies.

MARK M. HARMELING, 48 -- Director of the Company; since 2001, Partner of TA Realty               1986    2002
  Associates, a real estate advisory firm; from 1991 to 2001, President of Bay State Realty
  Advisors, a real estate consulting firm; from 1997 to 1999, an executive of the A.G. Spanos
  Corporation, a leading developer of multi-family residential complexes; from 1985 to 1991,
  President of Intercontinental Real Estate Corporation, a real estate holding and development corporation; Director of Universal Holding Corporation, an insurance holding company.


CURRENT DIRECTORS

Name, Age (as of December 1, 2001),                                                         Director  Term
Business and Current Directorships                                                           Since   Expires
----------------------------------                                                          -------- -------


THOMAS E. WILLIAMS, 55 -- Director, President and Chief Operating Officer of the              1992    2003
  Company since December 1992; Chief Executive Officer of the Company since August
  1993; from 1988 until 1992, President and Chief Executive Officer of Home Innovations,
  Inc., a home furnishings company; from 1980 until 1988, held a number of executive positions with PepsiCo, Inc.

NADER A. GOLESTANEH, 41 -- Director of the Company; since 1990, President of                  1986    2003
  Centremark Properties, Inc., a real estate management and development company; since
  1986, attorney in private practice in Boston, Massachusetts.
                                                                                              1986    2004
RICHARD G. HAMERMESH, 53 --  Director of the Company; since 2000, senior lecturer at the Harvard Business School; co-founded and then served until 2000 as a Managing Partner for the Center for Executive Development, an independent executive education and training firm; Director of BE Aerospace, Inc., a manufacturer of aircraft cabin interior products.

JOSEPH J. O'DONNELL, 57 -- Director of the Company; since 1978, Chairman of the Board         1986    2004
  and Chief Executive Officer of Boston Concessions Group, Inc., a company that manages food service operations in the leisure and recreation markets in approximately 40 states.


Board Meetings and Committees

   The Board of Directors held four meetings during the fiscal year ended September 30, 2001. Each incumbent director attended at least 75% of the Board meetings and the meetings held by committees on which he served during such fiscal year. The Board of Directors currently has two standing committees, the Audit Committee and the Stock Option and Compensation Committee (the "Compensation Committee"). The Company does not have a standing Nominating Committee.

   The Audit Committee, which for the fiscal year ended September 30, 2001 was composed of Richard G. Hamermesh, Joseph J. O'Donnell and Nader A. Golestaneh, held two meetings during such fiscal year. The Audit Committee recommends to the Board of Directors the independent auditors to be engaged by the Company, reviews with management and with the independent auditors the Company's internal accounting procedures and controls, and reviews with the independent auditors the scope and results of their audit, as well as the scope of the auditor's internal activities.

   The Compensation Committee, which in fiscal 2001 was composed of Nader A. Golestaneh and Mark M. Harmeling, held five meetings and acted pursuant to written consent on four occasions during the fiscal year ended September 30, 2001. The Compensation Committee provides recommendations to, and may act on behalf of, the Board regarding compensation matters, and administers the Company's stock option and compensation plans.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

   The following table and notes thereto set forth certain information with respect to the beneficial ownership of the Company's Common Stock as of December 3, 2001 by (i) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock of the Company, (ii) each of the chief executive officer and the Company's four other most highly compensated executive officers who were serving at the end of fiscal 2001 (collectively, the "Named Executive Officers") and each director of the Company, and (iii) all executive officers and directors of the Company as a group. Except as otherwise indicated, each of the stockholders named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned:

                                                                     Common Stock
                                                                  Beneficially Owned
                                                               ------------------------
                                                                             Percent of
                                                               Number of     Outstanding
Names                                                           Shares       Shares (1)
-----                                                          ---------     -----------
Dimensional Fund Advisors Inc.................................   930,800         7.38%
   1299 Ocean Avenue, 11th Floor
   Santa Monica, CA 90401
Goldsmith & Harris, Inc.......................................   911,400         7.22%
   80 Pine Street
   New York, NY 10006
FMR Corp......................................................   857,000(2)      6.79%
   82 Devonshire Street
   Boston, MA 02109
T. Rowe Price Associates, Inc.................................   750,000(3)      5.95%
  100 E. Pratt Street
  Baltimore, MD 21202
Royce & Assoc. Inc............................................   737,700         5.85%
  1414 Avenue of the Americas
  New York, NY 10019
Thomas E .Williams*+..........................................   617,003(4)      4.70%
Amin J. Khoury*+..............................................   537,750(5)      4.12%
David N. Terhune*.............................................   396,755(6)      3.07%
Anthony J. Allott*............................................   122,116(7)       **
Mark S. Abrahams*.............................................    85,306(8)       **
Joseph J. O'Donnell+..........................................    37,500(9)       **
Mark M. Harmeling+............................................    37,500(10)      **
Richard G. Hamermesh+.........................................    52,125(11)      **
Nader A. Golestaneh+..........................................    33,750(12)      **
All directors and executive officers as a group (10 persons).. 1,924,805(13)    13.57%

--------
*  Named Executive Officer
+  Director of the Company
** Less than 1 percent

(1) For purposes of determining beneficial ownership, owners of options exercisable within sixty days are considered the beneficial owners of the shares of Common Stock for which such options are exercisable, and the reporting herein is based on the assumption (as provided in the applicable rules of the Securities and Exchange Commission) that only the person or persons whose ownership is being reported has exercised such options for Common Stock. As of December 3, 2001, there were 12,616,052 shares of Common Stock issued and outstanding.
(2) The Company has been informed by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., that as of December 3, 2001 Fidelity Management & Research Company, FMR Co., Inc., and Fidelity Management Trust Company, all wholly-owned subsidiary of FMR Corp., beneficially owned an aggregate of 857,000 shares of Common Stock.
(3) Includes holdings attributable to T. Rowe Price Small Cap Value Fund, Inc.
(4) Includes (i) 506,250 shares of Common Stock issuable in connection with outstanding stock options exercisable within the next sixty days, (ii) 11,300 shares held by the AET Executive Deferred Compensation Plan Trust,
    (iii) 18,261 shares held by the 1996 AET Employee Stock Purchase Plan, and
    (iv) 5,092 shares held by the AET Savings and Profit Sharing Plan, in each case for the benefit of Mr. Williams.
(5) Includes 431,250 shares of Common Stock issuable in connection with outstanding stock options exercisable within the next sixty days.
(6) Includes (i) 318,750 shares of Common Stock issuable in connection with outstanding stock options exercisable within the next sixty days, (ii) 8,298 shares held by the AET Executive Deferred Compensation Plan Trust,
    (iii) 11,842 shares held by the 1996 AET Employee Stock Purchase Plan, and
    (iv) 4,865 shares held by the AET Savings and Profit Sharing Plan, in each case for the benefit of Mr. Terhune.
(7) Includes (i) 96,250 shares of Common Stock issuable in connection with outstanding stock options exercisable within the next sixty days, (ii) 600 shares held by the AET Executive Deferred Compensation Plan Trust, (iii) 15,095 shares held by the 1996 AET Employee Stock Purchase Plan, and (iv) 5,171 shares held by the AET Savings and Profit Sharing Plan, in each case for the benefit of Mr. Allott.
(8) Includes (i) 74,375 shares of Common Stock issuable in connection with outstanding stock options exercisable within the next sixty days, (ii) 2,681 shares held by the AET Executive Deferred Compensation Plan Trust, and (iii) 3,250 shares held in the AET Savings and Profit Sharing Plan, in each case for the benefit of Mr. Abrahams.
(9) Includes 37,500 shares of Common Stock issuable in connection with outstanding stock options exercisable within the next sixty days. Excludes 61,500 shares held in trust for the benefit of Mr. O'Donnell's wife, of which Mr. O'Donnell disclaims all beneficial interest.
(10) Includes 37,500 shares of Common Stock issuable in connection with outstanding stock options exercisable within the next sixty days. Excludes 87,057 shares held in trusts for the benefit of Mr. Harmeling's children, of which Mr. Harmeling disclaims all beneficial interest.
(11) Includes 30,000 shares of Common Stock issuable in connection with outstanding stock options exercisable within the next sixty days.
(12) Includes 33,750 shares of Common Stock issuable in connection with outstanding stock options exercisable within the next sixty days.
(13) Includes and excludes the shares described in notes (3) through (11).

                                AUDIT COMMITTEE

Report of the Audit Committee of the Board of Directors

   The Audit Committee is composed of Messrs. Hamermesh, O'Donnell and Golestaneh. Each of the members of the Audit Committee is independent (as defined in NASD's listing standards).

   The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided by the Company to governmental bodies or the public, the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, and the Company's auditing, accounting and financial processes generally. The Audit Committee annually recommends to the Board of Directors the appointment of a firm of independent auditors to audit the financial statements of the Company and meets with such independent auditors, the CEO and the principal financial, accounting and legal personnel of the Company to review the scope and the results of the annual audit, the amount of audit fees, the Company's internal accounting controls, the Company's financial statements contained in the Company's Annual Report to Stockholders and other related matters. A more detailed description of the functions of the Audit Committee can be found in the Company's Audit Committee Charter filed with the Company's Proxy Statement for the Annual Meeting held on January 31, 2001 (filed with the Securities and Exchange Commission on December 15, 2000).

   The Audit Committee has reviewed and discussed with management the financial statements for fiscal year 2001 audited by Deloitte & Touche LLP, the Company's independent auditors. The Audit Committee has discussed with Deloitte & Touche LLP various matters related to the financial statements, including those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380). The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with Deloitte & Touche LLP its independence.

   We received the following information concerning the fees of the independent auditors for the year ended September 30, 2001, and have considered whether the provision of these services is compatible with maintaining the independence of the independent accountants:

   . Audit Fees (including review of 10-Qs)....................... $138,000
   .  Financial Information Systems Design and Implementation Fees $      0
   . All Other Fees............................................... $191,000

   Based upon such review and discussions the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ending September 30, 2001 for filing with the Securities and Exchange Commission.

   With respect to the above matters, the Audit Committee submits this report.
       AUDIT COMMITTEE
       Richard G. Hamermesh
       Joseph J. O'Donnell
       Nader A. Golestaneh

                            EXECUTIVE COMPENSATION

Report of the Stock Option and Compensation Committee of the Board of Directors

   The Stock Option and Compensation Committee (the "Compensation Committee"), which is responsible for review and approval of compensation matters relating to executive officers of the Company and administering the Company's stock option plans, makes the following report on executive compensation for fiscal 2001.

   The Company's executive compensation program is designed to recruit, retain, reward and motivate talented executives who are capable of leading the Company in achieving its strategic and financial objectives in the competitive and rapidly changing oriented polypropylene and apertured films industries.

   The Company relies primarily on four compensation components to motivate executive performance: annual salary, incentive cash bonuses, retirement benefits, and stock-based incentive compensation. Each of the Executive Officers of the Company has an employment agreement which establishes an annual base salary at a level the Company believes is at least comparable to companies in its industry and consistent with the range for comparable companies. To determine salary ranges for its executives, the Company utilizes a variety of compensation surveys generated by one or more independent consulting firms with expertise in compensation matters, and examines the compensation levels of executives with similar responsibilities in comparable organizations. Annual base salary of executives is targeted at levels which, together with incentive bonuses, would provide annual cash compensation to individual executives that is within the range of prevailing market compensation levels, with a significant portion of the executive's total cash compensation tied to whether corporate and/or unit performance for the year in question was above, below, or consistent with the Committee's expectations.

   In addition to base salary, each Executive Officer is eligible to receive an incentive cash bonus at the end of each fiscal year based upon corporate performance, that officer's individual performance, and in certain cases group performance. Corporate performance is measured by the Company's strategic and financial performance in that fiscal year, with particular reference to operating earnings and net income for the year compared to targets set forth in the Company's annual Business Plan approved by the Board of Directors at the beginning of each fiscal year. Because the Compensation Committee believes that short-term fluctuations in stock price do not necessarily reflect the underlying strength or future prospects of the Company, the Compensation Committee does not emphasize year-to-year changes in stock price in its evaluation of corporate performance for the purpose of determining executive compensation. Individual performance is measured by the strategic and financial performance of the particular officer's operational responsibility in comparison to targeted performance criteria.

   The Compensation Committee believes that long-term stock price appreciation will reflect the Company's achievement of its strategic goals and objectives. Accordingly, the Company seeks to create long-term performance incentives for its key employees by aligning their economic interests with the interests of the Company's long-term shareholders through the Company's stock-based incentive compensation program. Stock options are granted to key employees at a price equal to the fair market value on the date of grant, and awards are based on the performance of such employees and anticipated contributions by such employees in helping the Company achieve its strategic goals and objectives. Stock option grants are also made by reference to the number of stock options an employee already holds.

   The compensation of Thomas E. Williams, the Company's Chief Executive Officer, was determined using the methods described above. Mr. Williams' salary for fiscal year 2001 was increased to $534,000, based on an increase in the Consumer Price Index per his employment contract. Mr. Williams received a bonus of $350,000 for fiscal 2001 as a result of the Company having achieved certain strategic objectives in fiscal 2001. Mr. Williams was granted options to purchase 150,000 shares of Common Stock of the Company, in view of the successful achievement of the above-mentioned strategic objectives, and to provide additional incentives designed to retain and motivate Mr. Williams. The new options vest in four equal annual installments commencing on the first anniversary of the grant date.

   With respect to the above matters, the Compensation Committee submits this report.

STOCK OPTION AND COMPENSATION COMMITTEE
Mark M. Harmeling
Nader A. Golestaneh

   The following tables set forth information with respect to the compensation of the Named Executive Officers earned during fiscal 2001, 2000 and 1999:

                          SUMMARY COMPENSATION TABLE

                                                                             Long-Term
                                             Annual Compensation            Compensation
                                   ---------------------------------------- ------------
                                                             Other Annual      Stock        All Other
 Name and Principal Position  Year Salary($)(1) Bonus($)(1) Compensation($)  Options(#)  Compensation($)
 ---------------------------  ---- ------------ ----------- --------------- ------------ ---------------
Thomas E. Williams            2001   524,500      350,000         --          150,000       45,761(2)
  President and               2000   465,000        --            --           50,000       41,226(2)
  Chief Executive Officer     1999   415,000        --            --           75,000       40,332(2)

Amin J. Khoury                2001   524,500      350,000         --          150,000        7,570(3)
  Chairman of the Board       2000   465,000        --            --           50,000        7,570(3)
                              1999   415,000        --            --           75,000              --

David N. Terhune              2001   393,375      350,000         --          150,000       27,272(4)
  Executive Vice President    2000   350,625        --            --           50,000       26,822(4)
  and Chief Operating Officer 1999   315,000        --            --           50,000       26,735(4)

Anthony J. Allott             2001   275,000      350,000         --           87,500       48,337(5)
  Senior Vice President       2000   230,417        --            --           10,000       32,262(5)
  and Chief Financial Officer 1999   208,333      110,000         --           37,500        7,200(5)

Mark S. Abrahams(6)           2001   202,800      100,000         --           10,000       23,250(5)
  Vice President and General  2000   202,794        --            --           10,000       22,450(5)
  Manager, Specialty Nets     1999   208,000        --            --           25,000        7,200(5)
  & Nonwovens Division

--------
(1) Includes amounts earned but deferred by the executive officer at the election of those officers pursuant to the Company's 401(k) Savings and Profit Sharing Plan or Executive Deferred Compensation Plan.
(2) Includes employer contributions under the Company's 401(k) Savings and Profit Sharing Plan, and life and disability insurance premiums paid by the Company pursuant to the terms of the employment agreement between the Company and Mr. Williams.
(3) Includes life and disability insurance premiums paid by the Company pursuant to the terms of the employment agreement between the Company and Mr. Khoury
(4) Includes employer contributions under the Company's 401(k) Savings and Profit Sharing Plan, and life and disability insurance premiums paid by the Company pursuant to the terms of the employment agreement between the Company and Mr. Terhune.
(5) Includes employer contributions under the Company's 401(k) Savings and Profit Sharing Plan and Executive Deferred Compensation Plan.
(6) Mr. Abrahams resigned from the Company on October 5, 2001 in connection with the sale of the Company's Specialty Nets & Nonwovens Divison.

                       OPTION GRANTS IN LAST FISCAL YEAR





                                   Individual Grants
                   -------------------------------------------------
                                                                      Potential Realizable
                                                                     Value at Assumed Annual
                                Percent of                            Rates of Stock Price
                               Total Options                         Appreciation for Option
                                Granted to                                Term($) ( 2)
-                   Options    Employees in    Exercise   Expiration -----------------------
       Name        Granted(#) Fiscal Year (1) Price($/Sh)    Date        5%          10%
       ----        ---------- --------------- ----------- ----------  --------    --------
Thomas E. Williams   75,000        6.70%        $2.125     01/08/11  $100,230    $254,003
                     75,000        6.70%        $5.880     06/01/11  $277,343    $702,840

Amin J. Khoury....   75,000        6.70%        $2.125     01/08/11  $100,230    $254,003
                     75,000        6.70%        $5.880     06/01/11  $277,343    $702,840

David N. Terhune..   75,000        6.70%        $2.125     01/08/11  $100,230    $254,003
                     75,000        6.70%        $5.880     06/01/11  $277,343    $702,840

Anthony J. Allott.   25,000        2.23%        $3.000     10/23/10  $ 47,167    $119,531
                     25,000        2.23%        $2.125     01/08/11  $ 33,410    $ 84,668
                     37,500        3.35%        $5.880     06/01/11  $138,671    $351,420

Mark S. Abrahams..   10,000         .89%        $2.125     01/08/11  $ 13,364    $ 33,867

--------
(1) Options were granted to over 150 employees through the course of fiscal
    2001.
(2) These potential realizable values are based on assumed rates of appreciation required by applicable regulations of the U.S. Securities and Exchange Commission. The potential realizable values stated are not discounted to their net present value.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                                       Number of          Value of Unexercised
                                                Unexercised Options At   Options In-the-Money at
                   Shares Acquired    Value            FY-End(#)         FY-End($) Exercisable/
       Name        on Exercise(#)  Realized($) Exercisable/Unexercisable    Unexercisable(1)
       ----        --------------- ----------- ------------------------- -----------------------
Thomas E. Williams       --            --           487,500/237,500         $845,388/$675,513
Amin J. Khoury....       --            --           412,500/237,500         $250,888/$675,513
David N. Terhune..       --            --           300,000/225,000         $157,675/$646,800
Anthony J. Allott.       --            --            80,625/116,875         $ 43,069/$382,194
Mark S. Abrahams..       --            --             74,375/33,125         $ 114,513/$86,063

--------
(1) The closing price for the Company's Common Stock on the Nasdaq National Market System on September 30, 2001, the last trading day of the fiscal year, was $7.86 per share.

Compensation of Directors

   Directors of the Company who are not officers of the Company (the "Eligible Directors") receive compensation of $2,500 per quarter, and Eligible Directors who are also committee members receive an additional $1,250 per quarter for each committee on which they serve. Eligible Directors also receive a $1,000 attendance fee for each meeting that they attend. In addition, Eligible Directors are entitled to participate in the Company's 2001 Stock Option Plan for Directors (the "2001 Directors' Plan"). Under the 2001 Directors' Plan, each Eligible Director is awarded an option covering 10,000 shares of Common Stock on June 30 of each year the plan is in effect, provided he or she is an Eligible Director on that date. In addition, each Eligible Director, excluding those individuals who are currently directors of the Company, is awarded an initial grant covering 25,000 shares of Common Stock as of the date of his or her first election as a director.

   The exercise price of all options granted under the 2001 Directors' Plan may not be less than 100% of the fair market value of the Common Stock on the date of the grant. Options expire 10 years after the date of grant and become exercisable, subject to certain conditions which accelerate vesting, as follows: 25% on the first anniversary of the date of grant and an additional 25% each anniversary thereafter. On June 30, 2001, each Eligible Director was awarded an option to purchase 35,000 shares of Common Stock at a price of $7.34 per share.

Employment Contracts and Termination of Employment Arrangements

   Thomas E. Williams. Mr. Williams and the Company have entered into an employment agreement pursuant to which he currently serves as President and Chief Executive Officer of the Company. The agreement became effective as of April 1, 1999 and extends through March 31, 2003, subject to automatic renewals for consecutive one-year periods until either party gives the other 90 days' written notice of its intent not to renew. Under the agreement, Mr. Williams currently receives an annual base salary of $534,000, and any annual incentive bonus payable to Mr. Williams is based on criteria established annually by the Company, with the maximum not to exceed 100% of his then current salary. If the Company terminates Mr. Williams' employment other than for death, disability or cause (as defined in the agreement), or if Mr. Williams terminates his employment for good reason (as defined in the agreement), the Company will continue to pay his salary and average bonus (as defined in the agreement), and provide certain other benefits until the longer of two years or the remaining term of the agreement. In the event of incapacity or death, Mr. Williams will be deemed to have been employed through the expiration date of the agreement for purposes of benefit vesting. Upon a change of control (as defined in the agreement) of the Company, the employment agreement will automatically extend for a period of four years from the date of such change of control, all outstanding and unvested options held by Mr. Williams will immediately vest, and the ability of the Company to relocate Mr. Williams or terminate him for cause is limited. Mr. Williams is prohibited for a period of two years following the termination of his employment with the Company from engaging in any activity which is competitive with the Company without the Company's written consent.

   Amin J. Khoury. Mr. Khoury and the Company have entered into an employment agreement pursuant to which he currently serves as Chairman of the Board of Directors of the Company. The agreement became effective as of April 1, 1999 and extends through March 31, 2003, subject to automatic renewals for consecutive one-year periods until either party gives the other 90 days' written notice of its intent not to renew. Under the agreement, Mr. Khoury currently receives an annual base salary of $534,000, and any annual incentive bonus payable to Mr. Khoury is based on criteria established annually by the Company, with the maximum not to exceed 100% of his then current salary. If the Company terminates Mr. Khoury's employment other than for death, disability or cause (as defined in the agreement), or if Mr. Khoury terminates his employment for good reason (as defined in the agreement), the Company will continue to pay his salary and average bonus (as defined in the agreement), and provide certain other benefits until the longer of two years or the remaining term of the agreement. In the event of incapacity or death, Mr. Khoury will be deemed to have been employed through the expiration date of the agreement for purposes of benefit vesting. Upon a change of control (as defined in the agreement) of the Company, the employment agreement will automatically extend for a period of four years from the date of such change of control, all outstanding and unvested options held by Mr. Khoury will immediately vest, and the ability of the Company to relocate Mr. Khoury or terminate him for cause is limited. Mr. Khoury is prohibited for a period of two years following the termination of his employment with the Company from engaging in any activity which is competitive with the Company without the Company's written consent.

   David N. Terhune. Mr. Terhune and the Company have entered into an employment agreement pursuant to which he currently serves as Executive Vice President and Chief Operating Officer of the Company. The agreement became effective as of April 1, 1999 and extends through March 31, 2003, subject to automatic renewals for consecutive one-year periods until either party gives the other 90 days' written notice of its intent not to renew. Under the agreement, Mr. Terhune currently receives an annual base salary of $400,500, and any annual incentive bonus payable to Mr. Terhune is based on criteria established annually by the Company, with the maximum not to exceed 100% of his then current salary. If the Company terminates Mr. Terhune's employment other than for death, disability or cause (as defined in the agreement), or if Mr. Terhune terminates his employment for good reason (as defined in the agreement), the Company will continue to pay his salary and average bonus (as defined in the agreement), and provide certain other benefits until the longer of two years or the remaining term of the agreement. In the event of incapacity or death, Mr. Terhune will be deemed to have been employed through the expiration date of the agreement for purposes of benefit vesting. Upon a change of control (as defined in the agreement) of the Company, the employment agreement will automatically extend for a period of four years from the date of such change of control, all outstanding and unvested options held by Mr. Terhune will immediately vest, and the ability of the Company to relocate Mr. Terhune or terminate him for cause is limited. Mr. Terhune is prohibited for a period of two years following the termination of his employment with the Company from engaging in any activity which is competitive with the Company without the Company's written consent.

   In addition to the foregoing, the employment agreements between the Company and each of Messrs. Williams, Khoury, and Terhune entitle these executives to benefits provided pursuant to the Company's 1999 Supplemental Executive Retirement Plan, a nonqualified deferred compensation plan adopted by the Company's Board of Directors in 1999. A participant qualifies for benefits under this plan after having been employed by the Company for at least ten years, not less than four of which must occur after adoption of the plan, or upon termination of employment as a result of death or incapacity. Benefit payments begin upon the later of the participant's sixtieth birthday or the last date of employment by the Company.

   Participants receive a monthly benefit under the plan, which is paid for ten years. The aggregate amount of these payments is based on a percentage of the greater of the participant's base salary at the time of termination or average compensation over a specified time period (as defined by the Plan), and is reduced by any amounts received under disability insurance policies paid or reimbursed by the Company. This percentage, which can not exceed 75%, is based on the performance of the Company's Common Stock during the participant's employment and is presently equal to 53.6%. At the present benefit level, the plan would pay monthly benefits of $35,640, $34,440, and $22,774 to Messrs. Williams, Khoury, and Terhune, respectively, upon retirement. Following a participant's death, the participant's designee will receive the present value of benefits otherwise remaining to be paid in a discounted lump sum payment. Upon a change of control of the Company, a vested participant may elect to receive a discounted lump sum payment, and if the Company fails to meet certain minimum financial criteria, a participant will receive the aggregate of all benefits payable to him under the plan without discount.

   The Company must make payments into a trust sufficient to fund accrued and vested benefits under the plan and, upon a change in control, must contribute an amount equal to all benefits payable under this plan, whether vested or not. The trust's assets may be used only to pay benefits under the plan or, if the Company is insolvent, to make payments to the Company's creditors.

   Anthony J. Allott. Mr. Allott and the Company have entered into an employment agreement pursuant to which he currently serves as Senior Vice President and Chief Financial Officer of the Company. This Agreement became effective as of April 1, 1999 and extends through March 31, 2002, subject to automatic renewals for consecutive one-year periods until either party gives the other 90 days' written notice of its intent not to renew. Under the agreement, Mr. Allott currently receives an annual base salary of $275,000, and any annual incentive bonus payable to Mr. Allott is based on criteria established annually by the Company. If the Company terminates Mr. Allott's employment for any reason other than death, incapacity or cause (as defined in the agreement), or if Mr. Allott terminates his employment for good reason (as defined in the Agreement), the Company will continue to pay his base salary and average bonus (as defined in the agreement), and provide certain other benefits for the longer of eighteen months or the remaining term of the agreement. In the event of incapacity or death, Mr. Allott will be deemed to have been employed through the expiration date of the agreement for purposes of benefit vesting. Upon a change of control (as defined in the agreement) of the Company, the agreement will automatically extend for a period of three years from the date of such change of control, all outstanding and unvested options held by Mr. Allott will immediately vest, and the ability of the Company to relocate Mr. Allott or terminate him for cause becomes more limited. Mr. Allott is prohibited for a period of two years following the termination of his employment with the Company from engaging in any activity which is competitive with the Company without the Company's written consent.

Performance Graph

   The following graph compares the yearly percentage change in the Company's cumulative total shareholder return on its Common Stock with the cumulative total return on the Nasdaq Stock Market--US Index, the Dow Jones Containers & Packaging Index and the Standard & Poors Manufacturing (Diversified Industry) Index from September 30, 1996 through September 30, 2001, the last trading day of fiscal 2001. The cumulative total shareholder return is based on $100 invested in Common Stock of the Company and in the stocks comprising the respective indices on September 30, 1996 (including reinvestment of dividends).
                                          [CHART]

                  Applied          Nasdaq     Dow Jones        S&P
                 Extrusion      Stock Market  Containers  Manufacturing
            Technologies, Inc.     (U.S.)    & Packaging  (Diversified)
D
O  Sep-96         100.00          100.00        100.00       100.00
L  Sep-97          94.52          137.27        129.23       139.20
L  Sep-98         104.79          139.44         91.62       125.51
A  Sep-99          80.82          227.82        107.36       196.72
R  Sep-00          34.94          302.47         70.73       194.48
S  Sep-01          86.14          123.64         74.73       174.66




   The stock prices on the Performance Graph are not necessarily indicative of future stock price performance. Each of the Reports of the Compensation Committee and the Audit Committee of the Board of Directors and the Performance Graph shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations, including written representations of its directors and officers that no other reports were required, during the fiscal year ended September 30, 2001, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with by those parties.

                               -----------------

                                 AUDIT MATTERS

   Deloitte & Touche has been selected to audit the financial statements of the Company for the fiscal year ending September 30, 2002, and to report the results of their examination.

   A representative of Deloitte & Touche is expected to be present at the Meeting and will be afforded the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

   Proposals of stockholders submitted for consideration at the 2003 Annual Meeting of Stockholders must be received by the Company no later than August 17, 2002 in order to be included in the Company's proxy statement for the 2003 Annual Meeting. In addition, if a stockholder wishes to present a proposal at the Company's 2003 Annual Meeting that will not be included in the Company's proxy statement and fails to notify the Company by no later than October 31, 2002, then the proxies solicited by the Board of Directors for the 2003 Annual Meeting will include discretionary authority to vote on the stockholder's proposal in the event that it is properly brought before the meeting.

                                OTHER BUSINESS

   The Board of Directors knows of no business that will come before the meeting for action except as described in the accompanying Notice of Meeting. However, as to any such business, the persons designated as proxies will have discretionary authority to act in their best judgment.

                                   FORM 10-K

   A copy of AET's annual report on Form 10-K filed with the Securities and Exchange Commission is available without charge by writing to: Applied Extrusion Technologies, Inc., ATTN: Anthony J. Allott, Senior Vice President and Chief Financial Officer, 3 Centennial Drive, Peabody, Massachusetts 01960.

                                  DETACH HERE

                               ANNUAL MEETING OF

                      APPLIED EXTRUSION TECHNOLOGIES, INC.

                                JANUARY 30, 2002

The undersigned hereby constitutes and appoints Messrs. Anthony J. Allott and John R. Dudek, or either of them, with power of substitution to each, proxies to vote and act at the Annual Meeting of Stockholders of Applied Extrusion Technologies, Inc. to be held on January 30, 2002 at the Conference Center, 36th Floor, Ropes & Gray, One International Place, Boston, Massachusetts 02110 at 10:30 a.m., and at any adjournments thereof, upon and with respect to the number of shares of Common Stock, par value $.01 per share, that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies, or their substitutes, to vote in such manner as they may determine on any matters which may come before the meeting, all as indicated in the accompanying Notice of Meeting and Proxy Statement, receipt of which is acknowledged, and to vote on the following as specified by the undersigned. All proxies heretofore given by the undersigned in respect of said meeting are hereby revoked.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. Unless otherwise specified in the boxes provided on the reverse side hereof, the proxy will be voted IN FAVOR of all nominees for director and in the discretion of the named proxies as to any other matter that may come before this meeting or any adjournment thereof.

-----------                                                        -----------
SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
   SIDE                                                                SIDE
-----------                                                        -----------

APPLIED EXTRUSION
TECHNOLOGIES, INC.

C/O EQUISERVE
P.O. BOX 9398
BOSTON, MA 02205-9398


                      APPLIED EXTRUSION TECHNOLOGIES, INC.
                              (NASDAQ NMS - AETC)





                                  DETACH HERE

     Please mark
[x]  votes as in
     this example.

                         PLEASE DO NOT FOLD THIS PROXY.

1. Election of Directors.
   The undersigned hereby GRANTS authority
   to elect the following nominees:
                                                 MARK HERE FOR ADDRESS
                                                 CHANGE AND NOTE BELOW [ ]




   NOMINEES: (01) Amin J. Khoury and (02) Mark M. Harmeling

             FOR                              WITHHELD
             BOTH   [ ]                  [ ]  FROM BOTH
           NOMINEES                           NOMINEES

          [ ] _______________________________________
              For both nominees except as noted above

                             Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, or guardian, please sign your full title as such. Each joint owner should sign.

Signature:____________________          Signature:_____________________

Date:_________________________          Date:__________________________